Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

MVE, INC.

and

MIAMI VALLEY INSURANCE COMPANY

(each a “Seller” and collectively the “Sellers”)

and

ALPINVEST/LEXINGTON 2005, LLC

(as “Buyer”)

Dated February 13, 2005

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Defined Terms

ARTICLE II

PURCHASE AND SALE OF PARTNERSHIP INTERESTS

2.1	Transfer of Partnership Interests
2.2	Purchase Price
2.3	Assignment

ARTICLE III

CLOSINGS AND PAYMENT OF PURCHASE PRICE

3.1	Closings
3.2	Seller’s Deliveries at each Closing
3.3	Buyer’s Deliveries at each Closing

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Organization of Sellers
4.2	Title to Partnership Interests
4.3	Certain Partnership Matters
4.4	Authorization
4.5	No Conflict or Violation
4.6	Consents and Approvals
4.7	Brokers
4.8	Interest in Partnerships
4.9	No Opt Outs/Waiver
4.10	ERISA Plan Asset Matters
4.11	Agreements and Commitments
4.12	Return of Distributions
4.13	Litigation
4.14	No General Solicitation
4.15	Ability to Transfer

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization of Buyer
5.2	Authorization
5.3	No Conflict or Violation
5.4	Eligibility
5.5	Consents and Approvals
5.6	Brokers
5.7	Securities Law Matters
5.8	Investigation and Evaluation
5.9	Interest in Partnerships
5.10	ERISA
5.11	Availability of Capital
5.12	Investment Company Act
5.13	Public Utilities Holding Company Act

ARTICLE VI

COVENANTS

6.1	Regulatory and Other Authorizations
6.2	Further Action
6.3	Confidentiality
6.4	Dispute Resolution
6.5	Expenses; Transfer Taxes
6.6	Notification by Buyer
6.7	Side Letters, etc
6.8	Delivery of Partnership Agreements, etc
6.9	Compliance with Operative Documents
6.10	Retained Limited Partners Clawback

ARTICLE VII

CONDITIONS TO CLOSING

7.1	Conditions to Obligations of the Sellers
7.2	Conditions to Obligations of the Buyer

ARTICLE VIII

TERMINATION

8.1	Termination
8.2	Effect of Termination

ARTICLE IX

INDEMNIFICATION

9.1	Survival of Certain Representations and Warranties
9.2	Indemnification by Sellers
9.3	Indemnification by Buyer
9.4	Indemnification Procedures
9.5	Limitations

ARTICLE X

MISCELLANEOUS

10.1	Specific Performance
10.2	Assignment
10.3	Notices
10.4	Choice of Law
10.5	Submission to Jurisdiction
10.6	Entire Agreement; Amendments and Waivers
10.7	Counterparts
10.8	Severability
10.9	Headings
10.10	Public Disclosure
10.11	No Third-Party Rights
10.12	Distributions and Notices Received After Each Closing Date
10.13	Resolution of Conflicts
10.14	Notification by Each Party

SCHEDULES AND EXHIBITS

Seller’s Schedules:

Schedule 1.1	Partnership Valuations
Schedule 4.2	Transfer Restrictions
Schedule 4.3	Certain Partnership Matters
Schedule 4.6	Seller’s Consents and Approvals
Schedule 4.8	Interest in Partnerships
Schedule 4.11	Agreements and Commitments
Schedule 4.13	Litigation
Schedule 4.15	Ability to Transfer

Buyer’s Schedules:
Schedule 5.4	Eligibility
Schedule 5.5	Buyer’s Consents and Approvals
Schedule 5.9	Buyer’s Interest in Partnerships
Schedule 5.10	ERISA Matters

General Schedules:
Schedule 6.4(a)	Exceptions to Dispute Resolution
Schedule 6.4(b)	Dispute Resolution

Exhibits:

Exhibit A	Partnership Information
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Confidentiality Agreements
Exhibit D	Guarantee (of Sellers’ Performance)
Exhibit E	Guarantee (of Buyer’s Performance)
Exhibit F	Guarantee (of Buyer’s Performance)
Exhibit G	Alternative Arrangements

THIS PURCHASE AND SALE AGREEMENT, dated February 13, 2005, (together with all schedules and exhibits hereto, the “Agreement”), is by and between ALPINVEST/LEXINGTON 2005, LLC, a Delaware limited liability company (“Buyer”), and MVE, INC., a corporation organized and existing under the laws of Ohio (“MVE”), and MIAMI VALLEY INSURANCE COMPANY, a corporation organized and existing under the laws of Vermont (“Miami Valley” and together with MVE, the “Sellers” and each a “Seller”).

RECITALS

WHEREAS, a Seller is a limited partner in the limited partnerships and a member in the limited liability companies set forth on Exhibit A (each a “Partnership” and collectively the “Partnerships”) and owns the partnership interests and limited liability company interests set forth on Exhibit A (each a “Partnership Interest” and collectively, the “Partnership Interests”);

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Partnership Interests upon the terms and subject to the conditions of this Agreement; and

WHEREAS, DPL Inc., a corporation organized and existing under the laws of Ohio, has agreed to provide a guarantee of the Sellers’ performance of this Agreement to Buyer in the form of Exhibit D and AlpInvest Partners CS Investments 2003 CV, a Dutch limited partnership, and Lexington Capital Partners V, L.P., a Delaware, limited partnership, have each agreed to provide a guarantee of Buyer’s performance of this Agreement to Sellers in the form of Exhibit E and Exhibit F, respectively;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.                              Defined Terms.  Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Affiliate” means, with respect to parties other than Buyer, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, and the terms and phrases “controlling,” “controlled by” and “under common control with” have correlative meanings.  For purposes of Buyer, “Affiliate” shall mean and be limited to any corporation, fund, portfolio company or account managed or controlled by Alpinvest Partners, N.V. or Lexington Advisors Inc.

“Aggregate Purchase Price” is defined in Section 2.2(a).

“Agreement” is defined in the preamble.

“Allocated Fund Purchase Price” is defined in Section 2.2(a).

“Alternative Arrangement” is defined in Section 3.1.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in the form of Exhibit B unless a Partnership requires a different form, in which case for such Partnership, the assignment and assumption agreement will be substantially in the form required by the Partnership.

“Assumed Limited Partner Clawback” means any obligation to return distributions received at any time prior to July 1, 2004 from any Partnership to the extent that the events giving rise to such distribution and the events giving rise to such obligation to return arise out of the same portfolio investment, such obligation not to exceed, with respect to all Partnership Interests collectively, $2 million in the aggregate.

“Assumed Partnership Liabilities” means any Losses asserted against, imposed upon, incurred or to be paid by, or to be performed by, either Seller or any of their Affiliates after each Closing Date, directly or indirectly, by reason of, relating to or arising out of or in connection with the Partnership Interests transferred on such Closing Date, the respective Partnership Agreements or any other agreement between a Partnership and a Seller or any of Sellers’ Affiliates (including, without limitation, any breach by Buyer of any representation, warranty or covenant in any Partnership Agreement, subscription agreement, Assignment and Assumption Agreement or other agreement between a Partnership and Buyer, other than a breach by Buyer that arises by reason of a breach by either Seller), the respective Partnerships and the fact that a Seller or any Affiliate of Sellers is or was a limited partner or a limited liability company member in such Partnerships, whether or not such Losses relate to or accrued during periods prior to, on, or subsequent to such Closing Date; provided that Assumed Partnership Liabilities shall include any Assumed Limited Partner Clawback but shall not include the Retained Partnership Liabilities.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York and Amsterdam are authorized or required by law to close.

“Buyer” is the Person set forth as Buyer in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Claim” is defined in Section 6.4.

“Closing” is defined in Section 3.1.

“Closing Date” means the date on which a Closing occurs pursuant to Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” are defined in Section 6.3.

“Distribution in Kind” is defined in Section 2.2(b).

“Encumbrance” means any claim, lien, pledge, option, charge, security interest, restriction, encumbrance or other right of a third party, except for those pertaining to the sale, assignment, disposition or transfer of a Partnership Interest (including any consents or approvals of transfers, options, rights of first refusal and co-sale rights) as may be set forth in any Partnership Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“General Partner” means, for each Partnership, the general partner, managing member or manager set forth on Exhibit A.

“GP Consent” means the written consent of the General Partner of a Partnership to the sale, transfer, assignment and conveyance to Buyer of Seller’s Partnership Interest in such Partnership and the admission of Buyer (or its permitted assignees) as a limited partner or member, as applicable to such Partnership.

“GP Correspondence” is defined in Section 6.8.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnitor” is defined in Section 9.4(a).

“Interim Period” is defined in Section 2.2(b).

“Investment Company Act” is defined in Section 5.12.

“Knowledge” means with respect to matters relating to each Seller, the actual knowledge of the Executive Chairman, Chief Executive Officer, Chief Financial Officer or Treasurer of DPL Inc.

“Letter Agreement” means the letter agreement dated as of the date hereof by and among DPL Inc., The Dayton Power and Light Company, MVE, Miami Valley and the Buyer.

“Losses” means all losses, liabilities, obligations, amounts, damages, deficiencies, taxes, interest, awards, judgments, amounts paid in settlement, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses.

“Market Transaction” is defined in Section 2.2(b).

“Morgan Stanley” is defined in Section 4.7.

“Net Amount” is defined in Section 2.2(b).

“Outside Date” means the one hundred sixtieth (160th) day following the date of this Agreement.

“Partnership” and “Partnerships” are defined in the preamble.

“Partnership Agreement” means for each Partnership the agreement set forth opposite each Partnership’s name on Exhibit A.

“Partnership Interest” and “Partnership Interests” are defined in the preamble.

“Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity.

“Representative” means any officer, director, principal, agent, employee, counsel, consultant, independent auditor, fiduciary or other representative of a Person.

“Retained Limited Partner Clawback” means any obligation to return distributions received at any time prior to July 1, 2004 from any Partnership to the extent that the events giving rise to such distribution and the events giving rise to such obligation to return arise out of the same portfolio investment which is not included in the definition of “Assumed Limited Partner Clawback.”

“Retained Partnership Liabilities” means (i) any Losses arising from either Seller’s breach of the representations, warranties or covenants made by Seller in the Letter Agreement or in any Partnership Agreement, subscription agreement, Assignment and Assumption Agreement or other agreement between a Partnership and a Seller or any of Seller’s Affiliates (other than a breach by Seller that arises by reason of a breach by Buyer), (ii) any Losses for taxes, fees or other governmental charges attributable to the ownership by the Sellers of any Partnership Interests on or prior to the Closing Dates or the sale by the Sellers pursuant to this Agreement of the Partnership Interests (other than any Losses that arise from any breach by Buyer of any representation, warranty or covenant in any Partnership Agreement, subscription agreement, Assignment and Assumption Agreement or other agreement between a Partnership and Buyer); (iii) the Retained Limited Partner Clawback and (iv) any Losses arising from the matters addressed in Section I of the Letter Agreement.

“Section 2 Interest Rate” means five percent.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Third Party Claim” has the meaning set forth in Section 9.4(b).

ARTICLE II

PURCHASE AND SALE OF PARTNERSHIP INTERESTS

2.1.                              Transfer of Partnership Interests.  Subject to the terms and conditions of this Agreement, (a) the Sellers shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase and acquire from the Sellers, on the Closing Dates, all of the Partnership Interests and (b) Buyer shall assume the Assumed Partnership Liabilities.

2.2.                              Purchase Price.    (a)  Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Partnership Interests, Buyer shall pay to Sellers an aggregate purchase price consisting of cash equal to the sum of (i) One Billion Eleven Million Dollars ($1,011,000,000.00) and (ii) the Net Amount (which amount may be positive or negative) (such sum, the “Aggregate Purchase Price”).  The Aggregate Purchase Price shall be paid according to the closing procedures specified in Section 3.1.  The Aggregate Purchase Price and all other payments to be made pursuant to this Agreement shall be payable by wire transfer in immediately available funds in lawful money of the United States of America to such account as Sellers shall designate in writing to Buyer prior to the Closing Dates.  The portion of the Aggregate Purchase Price, prior to adjustments for any Net Amounts, that represents the amount of consideration to be paid for each Partnership Interest is as set forth on Schedule 1.1 under the column “Purchase Price” (the amount in such column as appropriately adjusted for the Net Amount with respect to each Partnership Interest, the “Allocated Fund Purchase Price”).

(b)                                 One Business Day prior to each Closing Date, Sellers shall deliver to Buyer a certificate signed by DPL Inc.’s Chief Financial Officer specifying (i) the amount of payments (including, without limitation, management fees paid to each General Partner) actually made by Sellers with respect to the Partnership Interests to be transferred on such Closing Date (including dates of payment) during the period from July 1, 2004 through the day immediately preceding such certificate (the “Interim Period”), plus interest thereon calculated from the date of payment by the Sellers to such Closing Date at the Section 2 Interest Rate, (ii) the amount of distributions actually or deemed to have been received by Sellers with respect to the Partnership Interests to be transferred on such Closing Date (including dates of receipt) for the Interim Period, plus interest thereon calculated from the date of receipt by Sellers of any such distribution or deemed distribution to such Closing Date at the Section 2 Interest Rate, and (iii) the net amount, which may be positive or negative, calculated as (i) minus (ii) above (with respect to such Partnership Interest, the “Net Amount”).  During the Interim Period, to the extent that any contributions and/or distributions to and/or from any Partnership is in Euros, then such amount will be converted into lawful money of the United States of America using the Euro to U.S. Dollar exchange rate as reported on Bloomberg at the close of business one Business Day before the date of such distribution or contribution.  If, during the Interim Period, Sellers receive a distribution from a Partnership other than in cash (a “Distribution in Kind”), Sellers will use their commercially reasonable efforts to sell the non-cash asset received in the Distribution in Kind in an arms’ length transaction (a “Market Transaction”).  For purposes of the calculation of interest, the Net Amount and any other adjustment pursuant to this Section 2.2, Distributions in Kind will be valued at (i) the amount of the net proceeds received in respect of a Market Transaction, or (ii) if Sellers are unable to effect a Market Transaction, at the value allocated to such Distribution in Kind by the General Partner of the Partnership that made such Distribution in Kind.  If Sellers make a payment (including, without limitation, management fees paid to each General Partner) to any Partnership or any Partnership makes a distribution to Seller on a Closing Date or the two days immediately preceding a Closing Date, Sellers and Buyer shall make an adjustment to the Allocated Fund Purchase Price with respect to such Partnership Interest consistent with the intent of this Section 2.2(b) on the Business Day immediately following the Closing Date.

(c)                                  No later than five Business Days prior to each Closing Date, the applicable Seller shall deliver to Buyer a certificate signed by DPL Inc.’s Chief Financial Officer stating that the unfunded level of such Seller’s total commitment as of June 30, 2004 to each Partnership to be transferred on such Closing Date as set forth on a schedule thereto is true, correct and complete.

(d)                                 No later than twelve (12) Business Days prior to each Closing Date, Sellers shall deliver to Buyer a written notice stating, with respect to each Partnership Interest reasonably expected to be transferred on such Closing Date, the name of the Partnership and an estimate of the Allocated Fund Purchase Price with respect to such Partnership Interest.

2.3.                              Assignment.  Buyer may assign its rights to acquire one or more of the Partnership Interests pursuant to this Agreement, in all or part, to (i) its Affiliates and (ii) to other parties that are reasonably acceptable to the Sellers, provided, however, that Buyer shall retain all liability hereunder as if no assignment had been made (and, subject to the other terms of this Agreement, shall acquire such Partnership Interest if its assignees fail to do so) and with respect to the assignment of the Buyer’s rights with respect to a Partnership Interest, such assignment shall not materially delay the transfer of such Partnership Interest.

ARTICLE III

CLOSINGS AND PAYMENT OF PURCHASE PRICE

3.1.                              Closings.  The transactions contemplated by this Agreement shall close (a “Closing”) from time to time on such dates as are mutually agreed by the Sellers and Buyer (each such time a “Closing Date”).  Each Closing shall be held at 8:30 a.m., local time, on the Closing Date at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281 or such other place and time as the parties shall mutually agree.  At each Closing with respect to a Partnership Interest, Buyer shall pay the Allocated Fund Purchase Price for any such Partnership Interest for which GP Consent shall have been obtained or for any such Partnership Interest for which Buyer and Sellers shall have agreed to an alternative arrangement under which Buyer and Sellers would be placed in the same economic position with respect to such Partnership Interest as if GP Consent had been obtained and such Partnership Interest was directly transferred to Buyer (such arrangement, an “Alternative Arrangement”).  For clarity, Buyer and Sellers shall each have the right to withhold their consent to effect an Alternative Arrangement in their sole and absolute discretion and for any reason or for no reason whatsoever.  If, however, Buyer and Sellers do agree to effect an Alternative

Arrangement with respect to one or more Partnership Interests, such Alternative Arrangement shall incorporate the terms and concepts set forth in Exhibit G.

3.2.                              Seller’s Deliveries at each Closing.  At each Closing, Sellers shall deliver to Buyer all of the following:

(a)                                  unless the parties otherwise agree to an Alternative Arrangement, an Assignment and Assumption Agreement for each Partnership Interest to be transferred at such Closing, duly signed by (i) the Seller transferring such Partnership Interest and (ii)  the General Partner with respect to such Partnership Interest;

(b)                                 a Certificate of the Secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of each Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (ii) incumbency and signatures of the officers of each Seller executing this Agreement; and

(c)                                  the certificates and other agreements contemplated by Article VII.

3.3.                              Buyer’s Deliveries at each Closing.  At each Closing, the Buyer shall deliver to the Seller all of the following:

(a)                                  the Allocated Fund Purchase Price with respect to the Partnership Interests to be transferred at such Closing in immediately available funds, as provided in Section 2.2;

(b)                                 unless the parties otherwise agree to an Alternative Arrangement, an Assignment and Assumption Agreement for each Partnership Interest to be transferred at such Closing, duly signed by (i) Buyer and (ii) the General Partner with respect to such Partnership Interest;

(c)                                  a copy of Buyer’s certificate of formation certified as of a recent date by an authorized governmental official; provided that after the delivery of such certificate by the Buyer at the first Closing, Buyer shall be deemed to have delivered the identical certificate at every subsequent Closing.

(d)                                 certificate of good standing of Buyer or equivalent documents issued as of a recent date by an authorized official of Buyer’s jurisdiction of organization;

(e)                                  certificate of the secretary or an assistant secretary of Buyer or equivalent official, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, certifying (i) that there have been no amendments to the certificate of formation of Buyer since a specified date, (ii) as to the authenticity of the resolutions of the Board of Directors (if any) or other governing body of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (iii) as to the incumbency of, and as to the authenticity of the signatures of, the officers of Buyer executing this Agreement; provided that after the delivery of such certificate by the Buyer at the first Closing, Buyer shall be deemed to have delivered the identical certificate at every subsequent Closing; and

(f)                                    the certificates and other agreements contemplated by Article VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer as follows:

4.1.                              Organization of Sellers.

(a)                                  MVE is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio and has full power and authority to own Partnership Interests; and

(b)                                 Miami Valley is duly organized, validly existing and in good standing as a corporation under the laws of the State of Vermont and has full power and authority to own Partnership Interests.

4.2.                              Title to Partnership Interests.  Sellers own the legal title to and the beneficial ownership of all the Partnership Interests free and clear of all Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of legal title or beneficial ownership pertaining to the Partnership Interests.  Except as set forth on Schedule 4.2, there are no restrictions, approvals or covenants regarding the voting or transfer of any Partnership Interests to Buyer and the substitution of Buyer as a limited partner in the Partnerships pursuant to the Partnership Agreements or any agreement or other instrument to which either Seller is a party or by which either Seller is bound.  Upon consummation of the transactions contemplated by this Agreement, Sellers will transfer the Partnership Interests to Buyer, free and clear of all Encumbrances.

4.3.                              Certain Partnership Matters.  Sellers have contributed in cash all of the capital called by the Partnerships required to be contributed by Sellers, including, without limitation, all management fees or other amounts heretofore billed with respect to any Partnership.  Sellers have no Knowledge of any Losses that might constitute Assumed Partnership Liabilities other than those set forth on Schedule 4.3(i).  Neither Seller is in default under or in breach of any of the Partnership Agreements or any other agreement that relates to a Partnership to which a Seller or any of its Affiliates is a party and neither Seller has acted or omitted to act in such a way that with notice or lapse of time or both, it would be in default or in breach of any Partnership Agreement or any other agreement that relates to a Partnership to which a Seller or any of its Affiliates is a party.  To the Knowledge of Sellers, there are no pending actions, liens, proceedings, investigations, claims or threatened claims that are or would be likely to have a material adverse effect on the value of the Partnership Interests taken as a whole except as are set forth on Schedule 4.3(ii).

4.4.                              Authorization.  Sellers have all necessary power and authority to enter into this Agreement, and to perform all of the obligations to be performed by them hereunder.  Sellers have taken all action necessary to consummate the transactions contemplated hereby and to perform all of their obligations hereunder.  This Agreement has been duly authorized, executed and delivered by each Seller and, assuming the due execution and delivery of this Agreement by Buyer, is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.5.                              No Conflict or Violation.  Neither the execution and delivery nor the consummation or performance of this Agreement by Sellers will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or other organizational documents of either Seller, (b) a breach of, a default under, or a right to accelerate with respect to, any contract or other obligation to which either Seller or any of its Affiliates is a party or is subject or by which any asset of either Seller is bound which would interfere in any material way with the ability of either Seller to consummate the transactions contemplated by this Agreement or Buyer’s realization of the benefits of this Agreement, or (c) assuming the accuracy of Buyer’s representations and warranties contained in this Agreement, a violation by either Seller or any of their respective Affiliates of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award or the creation of an Encumbrance, which violation or encumbrance would interfere in any material way with the ability of either Seller to consummate the transactions contemplated by this Agreement or Buyer’s realization of the benefits of this Agreement.

4.6.                              Consents and Approvals.  To Sellers’ Knowledge, except as set forth on Schedule 4.6, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be obtained or made by Sellers or any of their Affiliates on or prior to the Closing Dates in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Sellers to consummate the transactions contemplated by this Agreement or Buyer’s realization of the benefits of this Agreement and (ii) for those requirements which become applicable to the Sellers as a result of the specific regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is or proposes to be engaged.

4.7.                              Brokers.  Except for Morgan Stanley & Co. Incorporated (“Morgan Stanley”), Sellers have not employed, and are not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.  Sellers are solely responsible for any payment, fee or commission that may be due to Morgan Stanley in connection with the transactions contemplated hereby.

4.8.                              Interest in Partnerships.  The representations of Sellers in Schedule 4.8 as to (i) ”Total Commitment,” (ii) ”Funded Level” and (iii) “Unfunded Level” for each Partnership are true, complete and correct as of June 30, 2004.  Schedule 1.1 sets forth the net asset value as of June 30, 2004 as provided to Sellers by the respective Partnerships.  The certificates delivered by Sellers to Buyer in accordance with (i) Section 2.2(b) for the period July 1, 2004 through and including the date which is two Business Days prior to each Closing Date and (ii) Section 2.2(c), each will be true, complete and correct.

4.9.                              No Opt Outs/Waiver.  Neither Seller has opted out of or otherwise been excused from any portfolio investment made by any Partnership, and with respect to their respective Partnership Interests, each Seller has participated in its pro rata share of each portfolio investment made by such Partnership.  Neither Seller has taken any action with respect to the Partnerships other than as a limited partner or member of the Partnership in accordance with the Partnership Agreement and other operative documents or waived any of its rights under such Partnership Agreement or other documents that has or would adversely affect the Partnership Interests.

4.10.                        ERISA Plan Asset Matters.  Neither Seller is, nor is either Seller acting on behalf of, an employee benefit plan subject to Title I of ERISA and/or Section 4975 of the Code.

4.11.                        Agreements and Commitments.  Schedule 4.11 sets forth a list of all material contracts, agreements and commitments (other than the Partnership Agreements) to which a Seller is a party with respect to the Partnership Interests.

4.12.                        Return of Distributions.  Neither Seller has received written notice of any outstanding obligation to return to a Partnership distributions or portions of distributions, if any, previously received from such Partnership.

4.13.                        Litigation.  Except as provided on Schedule 4.13, there is not pending or, to either Seller’s Knowledge, threatened against or affecting either Seller or any of their respective Affiliates any action, suit or proceeding at law or in equity before any court, tribunal, governmental body, agency or official or any arbitrator relating to either Seller’s Partnership Interests or that might affect the legality, validity or enforceability against either Seller of this Agreement and the related Assignment and Assumption Agreements or either Seller’s ability to perform its obligations hereunder and thereunder.  Except as provided on Schedule 4.13, neither Sellers nor their Affiliates have received written notification of any lawsuit, proceeding or investigation pending or threatened against either Seller that would, if adversely determined, prevent or materially delay consummation of the transactions contemplated hereby.

4.14.                        No General Solicitation.  The Partnership Interests were not offered to Buyer by means of any general solicitation or general advertising by Sellers or any person acting on Sellers’ behalf, including, without limitation: (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (ii) any seminar or meeting to which Buyer was invited by any general solicitation or general advertising.

4.15.                        Ability to Transfer.  Except as provided on Schedule 4.15, neither Seller has Knowledge of any reason to believe that any of the General Partners will not permit the Sellers to sell and transfer their respective interests in the Partnerships within 120 days of the date hereof; provided that the transfers with respect to the Partnerships identified on Schedule 4.15 may not be fully completed until a later date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

5.1.                              Organization of Buyer.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

5.2.                              Authorization.  Buyer has all necessary power and authority to enter into this Agreement, and to perform all of the obligations to be performed by it hereunder.  Buyer has taken all action necessary to consummate the transactions contemplated hereby and to perform all of its obligations hereunder.  This Agreement has been duly executed, authorized and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Sellers, is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3.                              No Conflict or Violation.  Neither the execution and delivery nor the consummation or performance of this Agreement by Buyer will result in (a) a violation of or a conflict with any provision of any organizational document of Buyer, (b) a breach of, or a default under, or a right to accelerate with respect to, any term or provision of any contract or other obligation to which Buyer or any of its Affiliates is a party or is subject or by which any asset of Buyer is bound which would interfere in any material way with the ability of Buyer to consummate the transactions contemplated by this Agreement or Sellers’ realization of the benefits of this Agreement, or (c) a violation by Buyer or any of its Affiliates of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award which would interfere in any material way with the ability of Buyer to consummate the transactions contemplated by this Agreement or Sellers’ realization of the benefits of this Agreement.

5.4.                              Eligibility.  Buyer has no reason to believe that it will not be approved as a transferee or substituted limited partner in any of the Partnerships by any of the General Partners within 120 days of the date hereof; provided that the transfers with respect to the Partnerships identified on Schedule 5.4 may not be fully completed a later date.

5.5.                              Consents and Approvals.  Except as set forth in Schedule 5.5, no consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority or other third party is required to be obtained or made by Buyer or any of its Affiliates on or prior to the Closing Dates in connection with the performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not interfere in any material way with the ability of Buyer to consummate the transactions contemplated by this Agreement or Sellers’ realization of the benefits of this Agreement.

5.6.                              Brokers.  Buyer has not employed, and is not subject to any valid claim of, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who will be entitled to a fee or commission in connection with such transactions.

5.7.                              Securities Law Matters.

(a)                                  Buyer is, as of the date hereof and will be as of the Closing Dates, an “accredited investor” as that term is defined in Regulation D under the Securities Act as a result of Buyer’s satisfaction of clause eight of such definition.

(b)                                 Excluding assignments pursuant to Section 2.3, the Partnership Interests are being acquired by Buyer for its own account and not for the account of any other person and not with a view to, or for, resale or distribution thereof, in whole or in part.  Excluding assignments pursuant to Section 2.3, Buyer has no present agreement, understanding, intention or arrangement to sell, resell, assign, transfer or otherwise dispose of all or any part of the Partnership Interests.

(c)                                  Buyer understands that the transfer of the Partnership Interests is intended to be exempt from registration under the Securities Act and from registration and/or qualification under any applicable state securities law.  Therefore, Buyer understands that it cannot transfer the Partnership Interests it acquires unless such Partnership Interests are subsequently registered under the Securities Act or an exemption from such registration is available.

(d)                                 Buyer acknowledges that the Partnership Interests have not been registered under the Securities Act, and that no United States or foreign regulatory agency has passed upon the Partnerships or the Partnership Interests or has made any finding or determination as to the fairness of an investment in the Partnership Interests.  Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of purchasing the Partnership Interests, is able to bear the economic risk of such investment, including a complete loss thereof, and understands that there are substantial risks involved in acquiring the Partnership Interests.

(e)                                  The Partnership Interests were not offered to Buyer by means of any general solicitation or general advertising by Sellers or any person acting on Sellers’ behalf, including, without limitation: (i) any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (ii) any seminar or meeting to which Buyer was invited by any general solicitation or general advertising.

5.8.                              Investigation and Evaluation.  Execution of this Agreement shall constitute Buyer’s representation that Buyer has been provided the opportunity to perform such due diligence investigation of each Partnership, the Partnership Interests and the transactions contemplated by this Agreement as Buyer has deemed necessary to evaluate the merits of purchasing the Partnership Interests, has had the opportunity to ask questions concerning the terms and conditions of the transactions contemplated by this Agreement and has made its determination to do so solely based upon its own analysis.  BUYER UNDERSTANDS AND

AGREES THAT SELLERS MAKE AND HAVE MADE NO REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE PURCHASE BY BUYER OF THE PARTNERSHIP INTERESTS OTHER THAN THOSE EXPRESSLY CONTAINED HEREIN AND THEREFORE NO IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER ARE MADE.  BUYER UNDERSTANDS AND AGREES THAT NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES NOR ANY OTHER PERSON ACTING ON A SELLER’S BEHALF HAS MADE ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) AS TO THE PARTNERSHIPS OR THEIR FINANCIAL CONDITION OR PROSPECTS OR OTHERWISE.

5.9.                              Interest in Partnerships.    Schedule 5.9 sets forth a listing of the Partnerships in which Buyer or any of its Affiliates is an investor as of the date of this Agreement (for purposes of this Section 5.9, Buyer has treated an investment in any parallel partnership of a Partnership as an investment in the relevant Partnership).

5.10.                        ERISA.  The purchase and sale of the Partnership Interests contemplated hereunder shall not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) through (F) of the Code, or cause a violation of any law, regulation or restriction materially similar to the foregoing provisions of ERISA or the Code.  Except as set forth in Schedule 5.10, Buyer is not (a) an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to the provisions of Title I of ERISA, (b) any plan described in section 4975 of the Code or (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in that entity.  If Buyer is any of the entities described in (a), (b) or (c) above, then Buyer’s acquisition of the Partnership Interests will not cause the Partnership to become a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) to any employee benefit plan or plan the assets of which constitute assets of Buyer.

5.11.                        Availability of Capital.  Buyer has available, and can immediately call, committed capital, directly or indirectly, from institutional investors which together with the available capital of Buyer totals at least One Billion Two Hundred Ninety-Six Million Dollars ($1,296,000,000.00), which will be sufficient to pay the Aggregate Purchase Price at the times indicated herein and at the Closings as scheduled by the parties and consummate the transactions contemplated hereby.

5.12.                        Investment Company Act.  Buyer is excluded from the definition of “investment company” by reason of Section 3(c)(7) under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Buyer, and each equity owner thereof, is a “Qualified Purchaser” within the meaning of Section 2(a)(51)(A) of the Investment Company Act.

5.13.                        Public Utilities Holding Company Act.  Buyer is not an “affiliate” of DPL Inc., as defined under Section 2(a)(11) of the Public Utilities Holding Company Act of 1935.

ARTICLE VI

COVENANTS

6.1.                              Regulatory and Other Authorizations.  Each of the Sellers and Buyer will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and foreign regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Neither the Sellers nor Buyer will take any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

6.2.                              Further Action.  Each of the Sellers and Buyer shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain the GP Consents and provide any commercially reasonable indemnification, agreements, certificates, opinions and other documents to the Partnerships in connection therewith.  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.3.                              Confidentiality.  The Confidentiality Agreements between DPL Inc. and each of (i) AlpInvest Partners CS Investments 2003 C.V. and AlpInvest Partners Fund of Funds Custodian II A.B.V. and (ii) Lexington Partners Inc. and attached as Exhibit C (the “Confidentiality Agreements”) are incorporated by reference herein and shall continue in full force and effect.  Any nonpublic information provided to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be subject to the terms of the Confidentiality Agreements, and Buyer agrees to be bound by the Confidentiality Agreements as if named as a party thereto.  The definition of “Evaluation Material” contained in the Confidentiality Agreements is hereby amended to include this Agreement, all Schedules and Exhibits to this Agreement, and all information obtained from the Sellers pursuant to this Agreement.

6.4.                              Dispute Resolution.  Except with respect to the matters set forth on Schedule 6.4(a), any controversy or claim (“Claim”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof shall be settled by arbitration in accordance with the provisions of Schedule 6.4(b).

6.5.                              Expenses; Transfer Taxes.  Buyer and each of the Sellers will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement including, without limitation, fees and expenses of its counsel, accountants and other advisors.  All costs and expenses incurred by a Partnership and the General Partner thereof and each of their respective Affiliates in connection with transferring the Partnership Interests as contemplated hereby and causing Buyer to be accepted as a limited partner in substitution for Seller under each Partnership Agreement and any fees imposed on the Buyer or Sellers by a Partnership shall be borne 50% by Sellers, on the one hand, and 50% by Buyer, on the other hand, notwithstanding anything to the contrary contained in the Partnership Agreements and regardless of whether the transfers are consummated.  Seller shall be responsible for all transfer taxes arising from the transfer of the Partnership Interests.

6.6.                              Notification by Buyer.  Buyer shall notify Sellers promptly upon the occurrence of any event or circumstance that could reasonably be expected to have a material adverse effect on the ability of Buyer to pay the Aggregate Purchase Price or any portion thereof and consummate the transactions contemplated hereby.

6.7.                              Side Letters, etc.  Each of the Sellers and Buyer shall use commercially reasonable efforts to assign and transfer any side letter or other agreement in respect of each Partnership Interest to the Buyer for the benefit of the Buyer and/or its assignees hereunder.

6.8.                              Delivery of Partnership Agreements, etc.  Subject to the receipt of the applicable consents and approvals from the General Partners of the Partnerships, no later than fifteen (15) Business Days after the execution and delivery of this Agreement, the Sellers shall deliver to Buyer, in respect of each Partnership Interest, (i) the Partnership Agreement, (ii) any side letters between either Seller and the General Partner and/or the Partnership, (iii) other operational documents, (iii) the quarterly reports for the two immediately preceding quarters, (iv) the annual report for the immediately preceding fiscal year, (v) all correspondence by and between either Seller and the General Partner or the Partnership, including capital call and distribution notices, (collectively, “GP Correspondence”) after June 30, 2004, and (vi) any other agreement between a Partnership and a Seller or any of Sellers’ Affiliates.  The Sellers shall notify the General Partner with respect to each Partnership Interest within 48 hours of the execution and delivery of this Agreement that the Sellers intend (a) to transfer such Partnership Interest to Buyer and (ii) to provide copies of the documents identified in clauses (i) through (vi) above to Buyer.  Sellers shall deliver copies of the documents identified in clauses (i) through (vi) above to Buyer with respect to each Partnership Interest as promptly as possible and, in any event, prior to the Closing with respect to such Partnership Interest.

From the date hereof with respect to each Partnership Interest, subject to the receipt of the applicable consents and approvals from the General Partners of the Partnerships, the Sellers shall deliver to Buyer all GP Correspondence with respect to such Partnership Interest within two Business Days after receipt by either Seller.

6.9.                              Compliance with Operative Documents.  From the date hereof until the Closing with respect to each Partnership Interest, the Sellers agree that they will comply with the terms of the Partnership Agreement (and any related operative documents with respect to the Partnership Agreements to which a Seller is a party) with respect to such Partnership Interest.  From the date hereof until the Closing with respect to each Partnership Interest, the Sellers shall not enter into any agreements, amendments of any agreements or waivers with respect to any Partnership Interest without Buyer’s consent and each Seller shall consult with Buyer in connection with any voting matters with respect to any Partnership Interest; provided that if the applicable Seller and Buyer fail to reach an agreement regarding a matter for which either Seller’s vote is required, such Seller shall vote as it deems appropriate.

6.10.                        Retained Limited Partners Clawback.  To the extent Buyer is required to return to a Partnership any distributions that were made to either Seller at any time prior to July 1, 2004 from any Partnership to the extent that the events giving rise to such distribution and the events giving rise to such obligation to return arise out of the same portfolio investment and if such obligations constitute a Retained Limited Partner Clawback, then the Sellers shall pay such amounts.

ARTICLE VII

CONDITIONS TO CLOSING

7.1.                              Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of each of the following conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of each Closing, with the same force and effect as if made on and as of each Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct in all material respects as of such date), and all the covenants and other obligations contained in this Agreement to be complied with by the Buyer on or before each Closing Date shall have been complied with, and the Sellers shall have received a certificate of the Buyer to such effect signed by a duly authorized officer thereof.

(b)                                 No Prohibition.  There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby or any pending or, to the knowledge of any party, threatened action by any governmental authority prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby.

(c)                                  GP Consents.  Unless the parties otherwise agree to an Alternative Arrangement, Sellers shall have obtained the GP Consents for the Partnership Interests to be transferred at each Closing.

(d)                                 Assignment and Assumption Agreements.  Unless the parties otherwise agree to an Alternative Arrangement, Buyer and the General Partner shall have executed and delivered to the respective Seller at each Closing the Assignment and Assumption Agreement for each Partnership Interest to be transferred.

(e)                                  Additional Documents.  Sellers shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as are required by this Agreement with respect to such Partnership Interest or as they or their counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.

7.2.                              Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of each of the following conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects as of such Closing, with the same force and effect as if made on and as of such Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct in all material respects as of such date), and all the covenants and other obligations contained in this Agreement to be complied with by the Sellers on or before such Closing Date shall have been complied with, and the Buyer shall have received a certificate of the Seller to such effect signed by a duly authorized officer thereof.

(b)                                 No Prohibition.  There shall not exist any temporary restraining order, preliminary or permanent injunction, final judgment, law or regulation prohibiting the consummation of this Agreement or the transactions contemplated hereby, or any pending or, to the knowledge of any party, threatened action by any governmental authority prohibiting or seeking to prohibit the consummation of this Agreement or the transactions contemplated hereby.

(c)                                  GP Consents.  Unless the parties otherwise agree to an Alternative Arrangement, Sellers shall have obtained the GP Consents for the Partnership Interests to be transferred at such Closing.

(d)                                 Assignment and Assumption Agreements.  Unless the parties otherwise agree to an Alternative Arrangement, Sellers and the General Partner shall have executed and delivered to Buyer at such Closing the Assignment and Assumption Agreement for each Partnership Interest to be transferred at such Closing.

(e)                                  Additional Documents.  Buyer shall have received such additional documents, certificates, payments, assignments, transfers and other deliveries as are required by this Agreement with respect to such Partnership Interest or as it or its counsel may reasonably request and as are customary to effect a closing of the matters herein contemplated.  Each Seller shall have executed and delivered to Buyer an affidavit in accordance with Section 1445(b)(2) of the Code.

ARTICLE VIII

TERMINATION

8.1.                              Termination.  (a)  This Agreement may be terminated at any time prior to the earlier of (i) the date on which all of the Partnership Interests shall have been transferred to Buyer and (ii) the Outside Date:

(i)                                     by either Seller, if Buyer has materially breached any covenants, agreements, representations or warranties contained herein, which is not cured by Buyer within 10 calendar days after receiving notice from Seller requesting such breach be cured;

(ii)                                  by Buyer, if either Seller has materially breached any covenants, agreements, representations or warranties contained herein, which is not cured by Seller within 10 calendar days after receiving notice from Buyer requesting such breach be cured; or

(iii)                               by mutual written agreement executed by Sellers and Buyer;

provided, however, that the party seeking termination pursuant to clause (i) and (ii) is not then in material breach of any of its covenants, agreements, representations or warranties contained herein.

(b)                                 This Agreement shall terminate on the Outside Date with respect to any Partnership for which GP Consent shall not have been obtained for the transfer of any Partnership Interest therein and for which Buyer and Sellers shall not have otherwise agreed to an Alternative Arrangement.

8.2.                              Effect of Termination.  If this Agreement is terminated as permitted by Section 8.1, this Agreement shall forthwith become void and none of the parties shall have any liability or further obligation arising out of this Agreement; provided that the Agreement shall remain binding with respect to any Partnership Interests that have been transferred to Buyer or for which Buyer and Sellers have agreed to an Alternative Arrangement, provided further, that nothing herein will relieve any party from liability for any breach of any covenant, agreement, representation or warranty contained herein prior to such termination.  Buyer’s obligations arising from Section 6.3 herein shall survive the termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1.                              Survival of Certain Representations and Warranties.  The representations and warranties set forth in Sections 4.1 (Organization of Sellers), 4.2 (Title of Partnership Interests), 4.4 (Authorization), 4.5 (No Conflict or Violation), 4.6 (Consents and Approvals), 4.7 (Brokers), 4.13 (Litigation), 4.14 (No General Solicitation), 5.1(Organization of Buyer), 5.2 (Authorization), 5.3 (No Conflict or Violation), 5.4 (Eligibility), 5.5 (Consents and Approvals), 5.6 (Brokers) and 5.11 (Availability of Capital) shall survive for a period of twenty-four (24) months after each Closing Date.  The representations and warranties set forth in Sections 4.3 (Certain Partnership Matters), 4.8 (Interest in Partnerships), 4.9 (No Opt Outs/Waiver), 4.11 (Agreements and Commitments), 4.12 (Return of Distributions), 4.15 (Ability to Transfer), 5.7 (Securities Law Matters), 5.8 (Investigation and Evaluation), 5.9 (Interest in Partnerships), 5.12 (Investment Company Act) and 5.13 (Public Utilities Holding Company Act) shall survive for a period of eighteen (18) months after each Closing Date.  The representations in Sections 4.10 (ERISA Plan Matters) and 5.10 (ERISA) shall survive for the applicable statutory periods.

9.2.                              Indemnification by Sellers.  (a) Sellers shall indemnify, defend and hold harmless Buyer, any Representatives of Buyer or its Affiliates, and Buyer’s Affiliates, successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

(i)                                     any breach of any representation or warranty of Sellers contained in this Agreement or in any other agreement or instrument delivered by either Seller to Buyer pursuant to this Agreement;

(ii)                                  any breach of any agreement, covenant or obligation of Sellers set forth in this Agreement or in any other agreement, certificate or instrument delivered by either Seller to Buyer pursuant to this Agreement; and

(iii)                               the Retained Partnership Liabilities.

(b)                                 Notwithstanding anything contained in Section 9.2(a) to the contrary, each Seller’s obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(i)                                     In no event shall the aggregate amount required to be paid by a Seller to all Buyer Indemnified Parties pursuant to Section 9.2(a)(i) exceed twenty percent (20%) of the Aggregate Purchase Price; and

(ii)                                  No claim may be asserted nor may any action be commenced against a Seller pursuant to Section 9.2(a)(i) unless written notice of such claim or action is received by the Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

9.3.                              Indemnification by Buyer.  (a) Buyer shall indemnify, defend and hold harmless Sellers, any Representatives of either Seller or their Affiliates, and Sellers’ Affiliates, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

(i)                                     any breach of any representation or warranty of Buyer contained in this Agreement or in any other agreement or instrument delivered by Buyer to either Seller pursuant to this Agreement;

(ii)                                  any breach of any agreement, covenant or obligation of Buyer set forth in this Agreement or in any other agreement, certificate or instrument delivered by Buyer to either Seller pursuant to this Agreement;

(iii)                               the Assumed Partnership Liabilities; and

(iv)                              any obligation of Sellers or any of their respective Affiliates to indemnify any Partnership, any General Partner, any Limited Partner or member and their respective partners, officers, directors, members, employees, agents, representatives and Affiliates arising out of or in connection with or resulting from the transfer and assignment of any Partnership Interest to Buyer or any of its Affiliates (other than any obligation of Sellers or any of their respective Affiliates to indemnify any Partnership, any General Partner, any Limited Partner or member and their respective partners, officers, directors, members, employees, agents, representatives and Affiliates for any breach by either Seller of any of Seller’s representations, warranties or covenants contained in any agreement entered into with a General Partner or in an instrument delivered by such Seller to the General Partner, in each case in connection with the transfer and assignment of any Partnership Interest to Buyer or any of its Affiliates).

(b)                                 Notwithstanding anything contained in Section 9.3(a) to the contrary, Buyer’s obligation to indemnify, defend and hold the Seller Indemnified Parties harmless shall be limited as follows:

(i)                                     In no event shall the aggregate amount required to be paid by Buyer to the Seller Indemnified Parties pursuant to Section 9.3(a)(i) exceed twenty percent (20%) of the Aggregate Purchase Price; and

(ii)                                  No claim may be asserted nor may any action be commenced against Buyer pursuant to Section 9.3(a)(i) unless written notice of such claim or action is received by the Buyer describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

9.4.                              Indemnification Procedures.  (a) Any Seller Indemnified Party or Buyer Indemnified Party (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification hereunder (the “Indemnitor”) written notice of any claim or matter which gives rise to a claim for indemnification hereunder, promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article IX, but in any event within 30 days after such Person has actual knowledge of the facts constituting the basis for indemnification; provided that the failure of an Indemnified Party to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of any such Indemnitor.

(b)                                 The Indemnitor shall have the right to control and direct, through counsel of its own choosing, the defense or settlement of any claim, action, suit or proceeding brought by a Person who is not a party or an Affiliate of a party to this Agreement (a “Third Party Claim”).  The Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided, that the Indemnified Party shall have the right to employ, at Indemnitor’s expense, one counsel of its choice to represent the Indemnified Party, if there exists any actual or potential conflict of interest between the Indemnitor and the Indemnified Party.  The Indemnified Party shall provide the Indemnitor with access to its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate fully with the Indemnitor in the defense or settlement thereof, and the Indemnitor shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.  If the Indemnitor elects to direct the defense of a Third Party Claim, the Indemnified Party shall not pay, permit to be paid, or settle any part of any claim or demand arising from such asserted liability, unless the Indemnitor consents in writing to such payment or unless the Indemnitor, subject to the last sentence of this Section 9.4(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such liability.  The Indemnitor will not settle any claim without the consent of the Indemnified Party (such consent not to be unreasonably withheld) if such settlement would involve the imposition of equitable remedies or impose material obligations on the Indemnified Party other than financial obligations for which the Indemnified Party will be indemnified hereunder.  No Indemnified Party shall be required to consent to any judgment or settlement that does not provide for the unconditional release of the Indemnified Party from all liabilities in respect of such Claim.  If the Indemnitor shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from the defense of a Third Party Claim, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnitor’s expense.  If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.4(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnitor prompt written notice thereof, and the Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

9.5.                              Limitations.  In any claim for indemnification under this Agreement that does not involve a Third Party Claim, the Indemnitor shall not be required to indemnify any Person for special, exemplary or consequential damages.  After each Closing, the enforcement of the indemnification provisions of this Article IX shall be the exclusive remedy of the parties for any breach of any warranty or representation contained in this Agreement with respect to the Partnerships for which a Partnership Interest was transferred to Buyer and for which Buyer and Sellers shall have agreed to an Alternative Arrangement; provided, however, that such exclusivity shall not limit or restrict a party’s ability to obtain specific performance or injunctive relief.

ARTICLE X

MISCELLANEOUS

10.1.                        Specific Performance.  It is expressly understood and agreed that the material breach of any covenant contained in this Agreement will result in irreparable injury to the other party and that therefore such other party shall be entitled to specific performance thereof.

10.2.                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer.  Subject to Section 2.3, Buyer may not assign this Agreement or its the rights or obligations unless Sellers consent to the assignment, which consent may not be unreasonably withheld, and Buyer retains all liability hereunder as if no assignment had been made.

10.3.                        Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered in person or by courier or by facsimile transmission (confirmed to the sender by mail), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Sellers:	MVE, Inc.
1065 Woodman Drive
Dayton, Ohio 45432
Telephone (937) 224-6000
Facsimile: (937) 259-7147
Attention: Pamela Holdren

Miami Valley Insurance Company
1065 Woodman Drive
Dayton, Ohio 45432
Telephone (937) 224-6000
Facsimile: (937) 259-7147
Attention: Pamela Holdren

With a copy to:	Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281
Telephone:(212) 504-6000
Facsimile:(212) 504-6666
Attention: Dennis J. Block, Esq.

If to Buyer:	AlpInvest/Lexington 2005, LLC
660 Madison Avenue, 23rd Floor
New York, New York 10021
Facsimile: (212) 754-1494
Attention: Wilson S. Warren

With a copy to:	Tjarko Hektor
600 Fifth Avenue, 17th Floor
New York, New York 10020
Facsimile: (212) 332-6241

and to

Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York 10022
Facsimile: (212) 715-8360
Attention: Michael Nelson, Esq.

and to

Ropes & Gray LLP
45 Rockefeller Plaza
10th Floor
New York, New York 10111
Facsimile: (212) 497-3650
Attention: Daniel C. Kolb, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.  Any failure by any party to deliver copies of any notice shall not, in itself, affect the validity of such notice if otherwise properly made to the other party.

10.4.                        Choice of Law.  THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.5.                        Submission to Jurisdiction.  Each of the parties hereof irrevocably agrees that any legal action or proceeding with respect to the matters set forth on Schedule 6.4(a) or for recognition and enforcement of any judgment thereof brought by the other party hereto or its successor or assigns may be brought and determined in the courts of the State of Ohio, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the matters set forth on Schedule 6.4(a), (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.5, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by the applicable law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) the matters set forth on Schedule 6.4(a), this Agreement, or the subject matter thereof, may not be enforced in or by such courts.

10.6.                        Entire Agreement; Amendments and Waivers.  This Agreement, including all of the schedules, annexes, exhibits and certificates attached hereto or delivered pursuant to the provisions of this Agreement, together with the Confidentiality Agreements and the Letter Agreement between Sellers and Buyer and other parties identified therein of even date herewith, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No amendment, supplement or modification of this Agreement shall be binding unless executed in writing by all parties.  No waiver of any provisions of this Agreement will be valid and binding unless it is in writing and signed by the party against whom the waiver is to be effective.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7.                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

10.8.                        Severability.  If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, or the application of such provision(s) to any Person or circumstance, at any time or to any extent, is held, for any reason, to be invalid, void or unenforceable, the remainder of the provisions of this Agreement or such other instrument (or the application of such in other jurisdictions or to persons or circumstances other than those to which it was held invalid, void or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by any applicable law, any such provision shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable.  This provision shall be interpreted and enforced to give effect to the original written intent of the parties prior to determination of such invalidity or unenforceability.

10.9.                        Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.10.                  Public Disclosure.  Except as otherwise required by law or by obligations pursuant to the rules of any securities exchange, for so long as this Agreement is in effect, neither party shall make any public disclosure regarding the transactions contemplated by this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

10.11.                  No Third-Party Rights.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, Buyer’s permitted assigns, the Buyer Indemnified Parties and the Seller Indemnified Parties, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.12.                  Distributions and Notices Received After Each Closing Date.  Sellers shall remit to Buyer, promptly upon receipt thereof, any distributions or notices received by them after each Closing Date with respect to any Partnership Interest transferred to Buyer.

10.13.                  Resolution of Conflicts.  In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by Buyer and/or Sellers in connection with obtaining any GP Consents (other than the Letter Agreement), as between Buyer and Sellers, the provisions of this Agreement shall control.  In the event of conflict between the provisions of the Letter Agreement and this Agreement, as it may relate to the subject matter of the Letter Agreement, the provisions of the Letter Agreement shall control.

10.14.                  Notification by Each Party.  Each party hereto shall immediately notify the other parties hereto if such party shall become aware of any fact or circumstance that would cause any of such party’s representations and warranties contained in this Agreement to be untrue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 13th day of February, 2005.

MVE, INC.

By:	/s/ James V. Mahoney
	Name:	James V. Mahoney
	Title:	President and Chief Executive Officer

MIAMI VALLEY INSURANCE COMPANY

By:	/s/ James V. Mahoney
	Name:	James V. Mahoney
	Title:	President and Chief Executive Officer

ALPINVEST/LEXINGTON 2005, LLC
(“Buyer”)

By: Lexington Advisors Inc., its Manager

By:	/s/ Wilson S. Warren
	Name:	Wilson S. Warren
	Title:	Executive Vice President